Exhibit 15.1

Letter Re: Unaudited Interim Financial Information

Board of Directors and Stockholders

Unum Group

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Unum Group Stock Incentive Plan of 2007 of our reports dated May 2, 2007 and August 1, 2007 relating to the unaudited consolidated interim financial statements of Unum Group and subsidiaries that are included in its Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007.

/s/ Ernst & Young LLP

Chattanooga, Tennessee

August 13, 2007